Exhibit 99.1

6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com

THE COOPER COMPANIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

PLEASANTON, Calif., December 6, 2012 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal fourth quarter and full year ended October 31, 2012.

•	Fourth quarter revenue increased 10% year-over-year to $396.3 million. Fiscal 2012 revenue increased 9% to $1,445.1 million.

•	Fourth quarter GAAP earnings per share (EPS) $1.46, up 31 cents or 27% from last year’s fourth quarter. Fiscal 2012 GAAP EPS $5.05, up 39% from fiscal 2011.

•	Fourth quarter non-GAAP EPS $1.47. Fiscal 2012 non-GAAP EPS $5.16. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

•	Fourth quarter free cash flow $83.5 million. Fiscal 2012 free cash flow $230.4 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report record financial results for fiscal 2012 including record revenues at both our business units and record EPS for the Company. We are proud of our many accomplishments throughout the year including CooperVision’s success with its Biofinity® family of products, the re-launch of Avaira® Toric and the launch of a single-use silicone lens along with CooperSurgical’s success within the surgical space and its acquisition of Origio. We continued to gain market share, post solid margins and maintain a strong balance sheet. As we enter fiscal 2013, we remain encouraged by our business trends and believe we are well positioned to deliver strong operating results.”

Fourth Quarter GAAP Operating Highlights

•	Revenue $396.3 million, up 10% from last year’s fourth quarter, 7% excluding currency and acquisitions.

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Gross margin 64% compared with 62% in last year’s fourth quarter. The improvement was primarily the result of increased manufacturing efficiencies, favorable product mix and the $6.0 million Avaira recall reserve for inventory and return provisions in last year’s fourth quarter.

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Operating margin 20% compared with 18% in last year’s fourth quarter. The improvement was the result of a higher gross margin and a $10.0 million one-time charge related to the settlement of the Rembrandt patent litigation that was included in last year’s fourth quarter.

•

Depreciation $23.5 million, up 13% from last year’s fourth quarter. Amortization $7.3 million, up 31% from last year’s fourth quarter primarily related to additional amortization from the acquisition of Origio.

•	Total debt decreased $106.4 million from July 31, 2012, to $373.7 million. Interest expense $2.7 million compared with $2.9 million in last year’s fourth quarter.

•	Cash provided by operations $114.8 million, capital expenditures $32.6 million, and excluding acquisition costs of $1.3 million resulted in free cash flow of $83.5 million.

Fourth Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $318.1 million, up 5% from last year’s fourth quarter, 7% in constant currency.

•	Revenue by category:

	(In millions) 4Q12	% of CVI Revenue 4Q12	% chg y/y	Constant Currency %chg y/y
Toric	$91.4	29%	2%	5%
Multifocal	26.6	8%	31%	34%
Single-use sphere	72.4	23%	8%	10%
Non single-use sphere, other	127.7	40%	1%	4%

Total	$318.1	100%	5%	7%

•	Revenue by geography:

	(In millions) 4Q12	% of CVI Revenue 4Q12	% chg y/y	Constant Currency %chg y/y
Americas	$139.5	44%	2%	3%
EMEA	102.4	32%	4%	11%
Asia Pacific	76.2	24%	10%	12%

Total	$318.1	100%	5%	7%

•	Selected revenue by material:

	(In millions) 4Q12	% of CVI Revenue 4Q12	% chg y/y	Constant Currency %chg y/y
Silicone hydrogel	$124.0	39%	21%	24%
Proclear®	$80.4	25%	1%	4%

•

Gross margin 64% compared with 61% in last year’s fourth quarter. The improvement was the result of increased manufacturing efficiencies and favorable product mix and the $6.0 million Avaira recall reserve for inventory and return provisions in last year’s fourth quarter.

Fourth Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $78.2 million, up 37% from last year’s fourth quarter, 2% excluding acquisitions.

•	Revenue by category:

	(In millions) 4Q12	% of CSI Revenue 4Q12	%chg y/y
Office, other	$31.5	40%	-3%
Surgical procedures	23.8	31%	15%
Fertility	22.9	29%	489%

Total	$78.2	100%	37%

•	Gross margin 64%, down from 65% in last year’s fourth quarter. The decrease was largely the result of lower margins associated with Origio.

Fiscal Year 2012 Operating Highlights

•	Revenue $1,445.1 million, up 9% from fiscal 2011, 8% excluding currency and acquisitions.

•	CVI revenue $1,189.2 million, up 6% from fiscal 2011, 8% in constant currency, and CSI revenue $255.9 million, up 22% from fiscal 2011, 6% excluding acquisitions.

•	Gross margin 64% compared with 60% in fiscal 2011.

•	Operating margin 20% compared with 17% in fiscal 2011.

•	Depreciation and amortization expense $111.2 million.

•	Interest expense $11.8 million compared with $17.3 million in fiscal 2011.

•	Cash provided by operations $315.1 million, capital expenditures $99.8 million, insurance recovery $6.6 million and acquisition costs $8.5 million resulted in free cash flow of $230.4 million.

Other

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On December 5, 2012, the Board of Directors authorized the repurchase of up to an additional $150.0 million of common stock under the existing share repurchase program. With this approval the Company is now authorized to purchase up to $300.0 million of its common stock. The program has $228.9 million of remaining availability and no expiration date.

2013 Guidance

The Company initiated its full year 2013 guidance. Guidance is summarized as follows:

2013 Guidance
Revenues (In millions)
Total	$1,565-$1,625
CooperVision	$1,250-$1,290
CooperSurgical	$315-$335
EPS
GAAP	$5.70-$6.00
Non-GAAP	$5.70-$6.00
Free Cash Flow (In millions)	$200-$230

Guidance assumes constant currency at the date of issuance.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude debt extinguishment costs related to the amendment to our Credit Agreement and costs related to acquisitions. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal fourth quarter of 2012, our non-GAAP results exclude $0.8 million of direct acquisition costs related to the acquisition of Origio recorded in selling, general and administrative expense. In the fiscal third quarter of 2012, our non-GAAP results excluded a $1.4 million loss related to the May 31, 2012, amendment to our Credit Agreement and costs related to the acquisition of Origio consisting of $4.0 million in direct acquisition costs recorded in selling, general and administrative expense and $0.4 million net gain related to the repayment of debt acquired recorded in interest expense.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended October 31,			Twelve Months Ended October 31,
	2012 GAAP	Adjustments	2012 Non-GAAP	2012 GAAP	Adjustments	2012 Non-GAAP
Operating income	$78,980	$822	$79,802	$283,398	$4,863	$288,261
Income before income taxes	$82,639	$822	$83,461	$275,452	$5,869	$281,321
Provision for income taxes	$10,492	$319	$10,811	$26,808	$525	$27,333
Net income attributable to Cooper stockholders	$71,920	$504	$72,424	$248,339	$5,344	$253,683
Diluted EPS attributable to Cooper stockholders	$1.46	$0.01	$1.47	$5.05	$0.11	$5.16

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal fourth quarter and full year 2012 financial results. The dial in number in the United States is +1-866-314-5050 and outside the United States is +1-617-213-8051. The passcode is 24769265. There will be a replay available approximately two hours after the call ends until Thursday, December 13, 2012. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 78922342. This call will also be broadcast live at http://investor.coopercos.com, and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support.

CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 7,500 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2013 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the Euro that would decrease our revenues and earnings; acquisition integration delays or costs or the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period; reduced sales, loss of customers and costs and expenses related to the recall of certain lots of Avaira Toric and Avaira Sphere contact lenses; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent or other litigation; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the impact of acquisitions or divestitures on revenues, earnings or margins; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31,	October 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$12,840	$5,175
Trade receivables, net	234,297	214,779
Inventories	320,199	253,584
Deferred tax assets	39,417	33,684
Other current assets	51,107	33,125

Total current assets	657,860	540,347

Property, plant and equipment, net	640,255	609,205
Goodwill	1,370,247	1,276,567
Other intangibles, net	214,783	128,341
Deferred tax assets	14,434	21,828
Other assets	43,805	48,230

	$2,941,384	$2,624,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$25,284	$52,979
Other current liabilities	237,268	214,227

Total current liabilities	262,552	267,206

Long-term debt	348,422	327,453
Deferred tax liabilities	30,971	20,127
Other liabilities	86,281	72,244

Total liabilities	728,226	687,030

Total Cooper stockholders’ equity	2,192,751	1,937,488
Noncontrolling interests	20,407	—

Stockholders’ equity	2,213,158	1,937,488

	$2,941,384	$2,624,518

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2012	2011	2012	2011
Net sales	$396,301	$360,908	$1,445,136	$1,330,835
Cost of sales	143,537	137,275	521,126	526,031

Gross profit	252,764	223,633	924,010	804,804
Selling, general and administrative expense	152,363	139,685	564,903	513,138
Research and development expense	14,118	11,738	51,730	43,581
Amortization of intangibles	7,303	5,589	23,979	20,529

Operating income	78,980	66,621	283,398	227,556
Interest expense	2,723	2,906	11,771	17,342
Gain on insurance proceeds	5,000	—	5,000	—
Loss on extinguishment of debt	—	—	1,404	16,487
Other income (expense), net	1,382	(835)	229	(963)

Income before income taxes	82,639	62,880	275,452	192,764
Provision for income taxes	10,492	6,242	26,808	17,334

Net income	72,147	56,638	248,644	175,430
Less: Income attributable to noncontrolling interests	227	—	305	—

Net income attributable to Cooper stockholders	$71,920	$56,638	$248,339	$175,430

Diluted earnings per share attributable to Cooper stockholders	$1.46	$1.15	$5.05	$3.63

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,386	49,184	49,152	48,309

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 3Q12			Trailing Twelve Months 2012
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Category
Spheres	$1,416	4%	10%	$5,478	4%	8%
Torics	364	7%	11%	1,381	8%	11%
Multifocal	89	10%	38%	352	11%	30%

WW Soft Contact Lenses	$1,869	4%	12%	$7,211	5%	10%

Sales by Modality
Single-use	$762	10%	15%	$2,839	10%	13%
Other	1,107	1%	11%	4,372	2%	9%

WW Soft Contact Lenses	$1,869	4%	12%	$7,211	5%	10%

Sales by Geography
Americas	$718	7%	13%	$2,760	8%	12%
EMEA	508	3%	9%	1,977	3%	7%
Asia Pacific	643	3%	13%	2,474	4%	13%

WW Soft Contact Lenses	$1,869	4%	12%	$7,211	5%	10%

United States	$621	7%	13%	$2,392	8%	12%
International	1,248	3%	11%	4,819	4%	9%

WW Soft Contact Lenses	$1,869	4%	12%	$7,211	5%	10%

COO-E

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